Exhibit 10(iii)

THE STANLEY WORKS
RESTRICTED STOCK UNIT PLAN
FOR NON-EMPLOYEE DIRECTORS

ARTICLE I

PURPOSE

The purpose of the Plan is to provide non-employee directors of the Company with compensation tied to the value of the Company's Common Stock thereby motivating such directors to perform their duties and responsibilities to the best of their professional ability and to further align the interests of such directors with the interests of the Company and its shareholders.

ARTICLE II

DEFINITIONS

As used in the Plan, the following terms shall have the meanings specified in this Article 2, except to the extent provided otherwise in an applicable Award Certificate.

2.1    Adjustment Event:    a stock split, reverse stock split, combination or exchange of shares, recapitalization, subdivision, merger, consolidation, reclassification, reorganization, spin-off or other distribution of stock or property of the Company, partial or complete liquidation of the Company or any similar transaction affecting the outstanding Common Stock or the capitalization of the Company; provided that, when used with respect to in-kind dividends credited to a Participant's Dividend Equivalent Account, the term Adjustment Event shall relate to the property subject to such in-kind dividend.

2.2    Affiliate:    any Person controlling, controlled by or under common control with the Company.

2.3    Award:    a cash-settled, restricted stock unit representing the right, subject to the timing of payment, distribution, adjustment and other provisions of the Plan, to receive the future cash value of one share of Common Stock and the amount credited under the related Dividend Equivalent Account as of the date of settlement.

2.4    Award Certificate:    a written certificate evidencing each Award to a Participant under the Plan and setting forth certain of the terms and conditions applicable thereto, which certificate shall be in a form approved by the Committee from time to time.

2.5    Beneficiary:    the Person(s) designated in accordance with Article 8 below.

2.6    Board:    the Board of Directors of the Company.

2.7    Committee:    the Corporate Governance Committee of the Board or, if there is no such committee, the Board, provided that no Participant shall be permitted to act in the capacity of a director with respect to any matters pertaining directly to any of such Participant's Awards.

2.8    Common Stock:    the common stock of the Company, par value $2.50 per share, subject to adjustment pursuant to Article 7.

2.9    Company:    The Stanley Works, a Connecticut corporation.

2.10    Dividend Equivalent Account:    a notional account established on the books and records of the Company to record any dividend equivalent amounts accrued and payable in respect of any outstanding Awards and any earnings or losses on such dividend equivalent amounts.

2.11    Effective Date:    April 26, 2004.

2.12    Grant Date:    with respect to an Award, the date as of which such Award is granted to a Participant and set forth in the Award Certificate evidencing such Award.

2.13    Market Value:    the average of the high and low price on the New York Stock Exchange for a share of Common Stock on the last trading day prior to the day as of which Market Value is to be determined.

2.14    Participant:    a non-employee director of the Company who is granted an Award under the Plan.

2.15    Person:    any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

2.16    Plan:    The Stanley Works Restricted Stock Unit Plan for Non-Employee Directors, as set forth herein and as the same may be amended and in effect from time to time.

2.17    Secretary:    the individual holding the position of corporate secretary of the Company from time to time or his or her delegate.

2.18    Termination Date:    the date on which a Participant ceases to serve as a director of the Company for any reason.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

Non-employee directors of the Company who are selected by the Committee to receive an Award shall become Participants in the Plan. Selection for participation in the Plan shall not entitle any Participant to continue to serve as a director of the Company for any period or to receive or be eligible to receive any subsequent or additional Awards.

ARTICLE IV

TERMS OF AWARDS

4.1     Grant of Awards.

The Committee may grant Awards to eligible non-employee directors described in Article 3 at such times, in such amounts and subject to such terms and conditions not inconsistent with the Plan as it shall determine. Each Award shall be evidenced by an Award Certificate.

4.2    Vesting of Awards.

Each Award shall be fully vested and nonforfeitable immediately upon grant to a Participant.

4.3    Dividend Equivalent Rights.

(A)    Cash Dividends.    In the event that the Company declares and pays a cash dividend in respect of the Common Stock as of a record date occurring after the Grant Date of an Award and prior to the satisfaction of such Award as provided in Article 4.4, the Company shall credit an amount to the Participant's Dividend Equivalent Account, as of the payment date for such dividend, equal to the product of (i) the cash dividend amount per share of Common Stock declared and paid, multiplied by the number of Awards held by such Participant. Cash amounts credited from time to time to a Participant's Dividend Equivalent Account shall be deemed to earn interest, compounded quarterly, at an annual rate equal to the rate of interest applicable from time to time under the Company's Deferred Compensation Plan for Non-Employee Directors for the period from the date such cash amount is credited to the Participant's Dividend Equivalent Account to the date of distribution of such amount, as so adjusted, in accordance with Article 5.

(B)    Dividends In Kind.    In the event that the Company declares and pays a dividend in kind in respect of the Common Stock as of a record date occurring after the Grant Date of an

Award and prior to the satisfaction of such Award as provided in Article 4.4, the Company shall credit an amount to each Participant's Dividend Equivalent Account, as of the payment date for such dividend, equal to the product of (i) the then-current fair market value, as determined by the Committee in its sole discretion, assigned to the property paid in kind in respect of one share of Common Stock, multiplied by the number of Awards held by such Participant. Amounts credited from time to time to a Participant's Dividend Equivalent Account in respect of in-kind dividends shall be adjusted from time to time to reflect changes in the fair market value of, or Adjustment Events with respect to, the property subject to such in kind dividend, as determined by the Company, during the period from the date such amount is credited to the Participant's Dividend Equivalent Account to the date of distribution, as so adjusted, in accordance with Article 5.

4.4    Elections with respect to Method and Timing of Settlement.    Within 90 days following written notice to a Participant of the grant of an Award, such Participant may elect for such Award to be settled in one of the following methods (each, a "Settlement Method"): (i) in one lump sum payment, which payment shall be made within twelve months following such Participant's Termination Date on the Settlement Date elected by the Participant , or (ii) in a number of approximately equal annual installments over a period of up to ten years, with the first installment to be paid on within twelve months following such Participant's Termination Date on the Settlement Date elected by the Participant and each subsequent installment to be paid on the first business day of each succeeding calendar year during the installment period. For this purpose, the term "Settlement Date" means the date (day and month) elected by the Participant to receive or begin receiving payments in settlement of his or her Award[s], provided, however, that in the event such day and month fall on a weekend or holiday, the Settlement Date shall mean the first business day following such date.

Election of the Settlement Method and Settlement Date shall be made in writing, on such form as may be approved from time to time by the Secretary. In the absence of a Participant's effective election with respect to the Settlement Method and/or Settlement Date of an Award, such Award shall be settled in one lump sum as of the Participant's Termination Date.

4.5    Modification of Settlement Elections.    A Participant may elect to change the Settlement Date and/or Settlement Method then in effect with respect to all or a designated portion of his or her Awards to another Settlement Date and/or Settlement Method permitted under Section 4.4 by filing an election with the Secretary, in such form as the Secretary may prescribe from time to time, at least 12 months prior to the Settlement Date in the current calendar year then applicable to the Award[s] subject to such election and otherwise in accordance with any procedures specified by the Committee from time to time; provided that, (i) without the prior written approval of the Committee, a Participant may not change a Settlement Date and/or Settlement Method for an Award more than one time in any three year period and (ii) no such election may have the effect of accelerating the settlement of any portion of an Award.

ARTICLE V

SETTLEMENT OF AWARDS

5.1    Settlement.    In the case of an Award payable in one lump sum, on the Settlement Date, the Company shall pay to the Participant, in full settlement of such Award, an amount, in cash, equal to the sum, determined as of the Settlement Date, of (i) the Market Value of a share of Common Stock plus (ii) the aggregate amount then credited to the portion of the Participant's Dividend Equivalent Account corresponding to such Award. In the case of an Award payable in installments, on the Settlement Date applicable to such Award and on each subsequent installment payment date, the Company shall pay to the Participant, in partial settlement of such Award, the applicable installment amount, in cash. The amount of each installment shall be based on the Market Value of a share of Common Stock plus the aggregate amount credited to the portion of the Participant's Dividend Equivalent Account corresponding to such Award, in each case, as of the date immediately prior to the installment payment date, and shall be determined by multiplying such amount by a fraction, the numerator of which shall be one and the denominator of which shall be the number of annual installments (including the current installment) remaining to be paid.

5.2    Settlement on Death.    If a Participant should die before all Awards have been paid in accordance with Section 5.1, the balance of such Awards shall be paid to the Participant's Beneficiary in a lump sum payment as of the first business day of the calendar year following the year of the Participant's death.

ARTICLE VI

ADMINISTRATION

6.1    Authority of the Committee.    The Committee shall be responsible for the administration and interpretation of the Plan and all Award Certificates. Subject to any guidelines established for the Committee, as approved in writing by the Board, the Committee shall have full discretionary authority to exercise its duties and powers under the Plan and the Award Certificates, including with respect to the administration and interpretation of the Plan and the Award Certificates. Subject to the terms of the Plan and the Award Certificates, the Committee is authorized to prescribe, amend and rescind rules and regulations relating to the administration and interpretation of the Plan and the Award Certificates, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and the Award Certificates or to carry out its or their provisions and purposes. All determinations, calculations, interpretations and other actions made or taken by the Committee pursuant to the provisions of the Plan or any Award Certificate or otherwise in connection with the administration, operation or interpretation thereof shall be final, binding and conclusive for all purposes and upon all persons and shall be made in the sole and absolute discretion of the Committee.

6.2    Delegation by the Committee; Authority of the Board.    The Committee may appoint in writing such person or persons as it may deem necessary or desirable to carry out any of the duties or responsibilities of the Committee hereunder and may delegate to such person or persons in writing such duties, and confer upon such person or persons in writing, such powers, discretionary or otherwise, as the Committee may deem appropriate. The Committee may employ one or more persons to render advice with regard to any of the duties or responsibilities of the Committee under the Plan. Any and all rights, duties and responsibilities of the Committee hereunder may be exercised by the Board in lieu of the Committee, in the Board's discretion.

6.3    Reliance.    The Committee shall be entitled to rely upon all determinations, certificates and reports made by any financial officer of the Company or any actuary or independent public accountant and upon all opinions of law given by any counsel selected by it (who may be counsel to the Company), and shall be fully protected in respect of any act done or omitted to be done or any determination made in good faith in reliance upon any such determination, certificate, report or opinion. No member of the Committee shall be liable for any act done or omitted to be done or determination made in the performance of its duties under this Plan or for any act done or omitted to be done by any agent or representative of such Committee so long as such person acted in good faith.

6.4    Indemnification.    Each person who is or shall have been a member of the Committee or otherwise delegated any administrative duties or responsibilities hereunder shall be indemnified and held harmless by the Company to the fullest extent permitted by law from and against any and all losses, costs, liabilities and expenses (including any related attorneys' fees and advances thereof) in connection with, based upon or arising or resulting from any claim, action, suit or proceeding to which such person may be made a party or in which such person may be involved by reason of any action taken or failure to act under or in connection with the Plan and from and against any and all amounts paid by such person in settlement thereof, with the Company's approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against him, provided that such person shall give the Company an opportunity, at its own expense, to defend the same before such person undertakes to defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or By-laws, by contract, as a matter of law or otherwise.

ARTICLE VII

ADJUSTMENTS IN CAPITALIZATION

In the event of any change in the number, class or type of shares of Common Stock outstanding or other change in the capitalization of the Company by reason of an Adjustment Event, the Committee may make such adjustments as it determines are appropriate to the number of shares of Common Stock and/or the class or type of shares of capital stock covered by the Awards. In the event of any adjustment made pursuant to this Article 7, references herein and in any applicable Award Certificate will be deemed to refer to such different class or type of shares of common stock or other equity securities.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Right to Payment Unsecured.    The right of a Participant to receive payments under the Plan shall be only that of an unsecured creditor against the assets of the Company and payments under the Plan shall be made solely from the assets of the Company. No Participant shall have any right to any specific assets of the Company by virtue of the Plan, any Award Certificate or any Award hereunder or thereunder.

8.2    Nontransferability of Awards.    Neither Awards granted under the Plan nor interests in Dividend Equivalent Accounts may be transferred, sold, assigned, pledged, encumbered, hypothecated, alienated or otherwise disposed of, other than by will or by the laws of descent and distribution upon the death of the Participant.

8.3    Amendment or Termination.    The Plan and any outstanding Award Certificate may be amended, modified or terminated by the Board at any time or from time to time, provided that no such amendment, modification or termination shall, without the consent of the affected Participant, materially and adversely affect the rights of such Participant in respect of outstanding Awards held at the time of such amendment, modification or termination, as determined by the Committee. Notwithstanding the foregoing, the Board may amend the Plan and any Award Certificate to the extent necessary to comply with applicable securities laws, without the consent of the affected Participant.

8.4    Limitation on Participants' Rights.     The Plan shall not be construed as conferring upon any Participant any legal right to continue to serve as a director of the Company.

8.5    Facility of Payments.    In the event that the Committee shall find that any Participant to whom any benefit is payable under the Plan is unable to care for his or her affairs because of illness, accident or otherwise, the Committee may direct that any benefit due shall be paid to the duly appointed legal representative of such Participant, or if there is no duly appointed legal representative, to the Participant's spouse or child of majority age, and the payment of any such benefits shall be in complete discharge of the liabilities of the Company under the Plan.

8.6    Beneficiary Designation.    Each Participant may from time to time name any Beneficiary or Beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Secretary (which form may be the form used generally for other benefit plan purposes) and will be effective only when filed by the Participant in writing with the Secretary during his or her lifetime. In the absence of any such designation, or in the event the designated beneficiary shall have predeceased the Participant, the Participant's Beneficiary shall be deemed to be to the Participant's surviving spouse, if any, or otherwise his or her estate.

8.7    Rights as a Stockholder.    A Participant shall not have any rights of a stockholder with respect to any Award, including any in-kind dividend amount credited to his or her Dividend Equivalent Account, including, but not limited to, the right of a stockholder to vote or receive dividends, except for the right to receive dividend equivalent amounts pursuant to Section 4.3.

8.8    No Limitation on Compensation.    Nothing in the Plan shall be construed as limiting the right of the Company to establish other plans, or to pay compensation to its directors in cash or property, in a manner that is not expressly authorized under the Plan.

8.9    Requirements of Law.    The granting of Awards and the satisfaction thereof shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or, as may be appropriate or required, as determined by the Committee.

8.10    Notices.    Each Participant shall be responsible for furnishing the Secretary with the current and proper address for the mailing of notices and delivery of agreements or other property. Any notices required or permitted to be given shall be deemed given by the Company if directed to the Participant to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed by the Company to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address.

8.11    Severability of Provisions.    If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.

8.12    Applicable Law.    This Plan and all Award Certificates in all respects shall be construed and interpreted in accordance with the laws of the State of Connecticut, without regard to the principles of conflicts of law thereof.

8.13    Number and Gender.    To the extent appropriate in the context, each term used in this Plan in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

8.14    Headings and Captions.    Headings and captions in this Plan are inserted for convenience of reference only and the Plan is not to be construed by the interpretation thereof.